Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

Bar Harbor Bankshares

We consent to the incorporation by reference in Registration Statements No. 333-122939, 333-122941, 333-161622 and 333-206453 on Forms S-8 of Bar Harbor Bankshares and subsidiaries of our report dated March 14, 2017, relating to the consolidated financial statements of Bar Harbor Bankshares and subsidiaries as of December 31, 2016 and 2015, and the effectiveness of internal control over financial reporting as of December 31, 2016, which appear in this Annual Report on Form 10-K of Bar Harbor Bankshares and subsidiaries for the year ended December 31, 2016.

/s/ RSM US LLP

Boston, Massachusetts

March 14, 2017